EXHIBIT 99.1

Twin Vee PowerCats’ Wizz Banger Division Drives AI-Powered Growth at BoatsForSale.com

FORT PIERCE, FL / ACCESSWIRE / September 10, 2025 — Twin Vee PowerCats Co. (Nasdaq:VEEE),(“Twin Vee” or the “Company”), a manufacturer, distributor, and marketer of power sport boats, today announced that its marine technology division, Wizz Banger, Inc., has propelled BoatsForSale.com to accelerated growth through an AI-driven transformation of the platform.

Since Twin Vee acquired the site in February 2025, the platform has experienced growth in organic search traffic. Key metrics include a 67% increase in organic clicks and a 158% increase in search impressions, now surpassing two million per month. According to Tom Huffman, President of Wizz Banger, Inc. and the Company’s Chief Information Officer, “BoatsforSale.com’s growth story is more than search engine optimization. We’ve rebuilt the platform around artificial intelligence (“AI”), fundamentally changing how buyers and sellers interact.” Specifically, Twin Vee highlights:

●	AI Search Engine: A key innovation is the AI-driven natural language search engine that has been built into the site, replacing outdated, rigid search filters. “This new approach, which focuses on a more intuitive and user-friendly experience, leads to better results for both buyers and sellers,” remarked Joseph Visconti, CEO and President of Twin Vee PowerCats Co.

●	AI Valuation (WizzBanger Value App): Further enhancing the user experience, BoatsForSale.com has integrated the recently released WizzBanger Value App (available on the Apple App Store and Google Play Store), a first-of-its-kind mobile tool that uses AI-driven, photo-based analysis to deliver fast, accurate, and transparent boat valuations. “By bringing together BoatsforSale.com and our new WizzBanger Value App, sellers and dealers can now price their boats accurately by providing detailed valuation reports,” stated Visconti. “This transparency ensures that listings are competitively priced from the outset, streamlining the negotiation process and helping to facilitate faster, more confident sales.”

●	AI Listing Automation: The use of AI-driven listing automation ensures consistency and maximizes a boat’s visibility in organic search results. Specifically, boat photos are used to auto-generate complete listings, including features and SEO-tagged descriptions.

●	Dealer Intelligence: A new Dealer Insights & Inventory Management dashboard provides dealers with unprecedented visibility into leads and seller inventory performance. This data-driven dashboard helps dealers optimize their strategy with precision.

“BoatsforSale.com’s transformation has been more than just a website upgrade. We’ve built a full AI-driven ecosystem,” stated Visconti. “Our relaunched site provides buyers with confidence, sellers with transparency, and dealers with tools that did not exist in the marine industry until now.”

Huffman added that according to independent SEO analytics tools, BoatsForSale.com ranks in the top five nationally for ‘boats for sale’ alongside first-page positions for multiple additional high-intent keywords. “While these SEO improvements are validation, the AI at the core of our model that is redefining the marine marketplace.”

Twin Vee plans to continue scaling Wizz Banger’s AI capabilities, with additional enhancements set to launch in late 2025. “Our vision is to lead the marine industry out of outdated practices and into an AI-powered future,” said Visconti. “BoatsForSale.com is only the beginning.”

About Twin Vee PowerCats Co.

Twin Vee PowerCats Co. manufactures a range of boats designed for activities including fishing, cruising, and recreational use. Twin Vee PowerCats are recognized for their stable, fuel-efficient, and smooth-riding catamaran hull designs. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™.” The Company is located in Fort Pierce, Florida, and has been building and selling boats for 30 years. Learn more at https://twinvee.com/.

Visit Twin Vee PowerCats Co. on Facebook, Instagram, and YouTube.

About BoatsForSale.com

BoatsForSale.com has been launched as a revolutionary online marketplace designed to connect boat buyers and sellers in a seamless, cost-effective manner. With a commitment to lowering dealer marketing costs while increasing lead generation, BoatsForSale.com aims to transform the way boats are bought and sold online. The platform provides dealers with enhanced visibility, powerful sales tools, and an intuitive interface to ensure an optimal experience for both sellers and buyers.

About Wizz Banger, Inc.

WizzBanger, Inc. is driving innovation in the marine industry with AI-powered technology that brings clarity, transparency, and accuracy to boat buying, selling, and financing. By combining advanced visual intelligence with market data, WizzBanger is creating tools that empower consumers, dealers, and financial institutions to make smarter decisions. Beyond valuation, the company is developing integrations with dealer platforms, insurance providers, and lenders to create a seamless ecosystem for the entire lifecycle of boat ownership. WizzBanger’s mission is to modernize the marine industry by delivering technology that simplifies transactions, reduces friction, and unlocks new opportunities for growth.

Get more information about the WizzBanger Value App by visiting https://wizzbangerconnect.com/ or see how it integrates with BoatsforSale.com by going to https://www.boatsforsale.com/boat-value

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the Company’s beliefs as to the future competitive advantages that the AI-driven transformation of the BoatsForSale.com platform will give us, anticipated market share growth, the impacts of our prior investments, our products’ capabilities to provide fast and accurate boat valuations to our customers, our strong competitive position, visibility of our current and new customers, expansion of existing customers, the capabilities of AI, the WizzBanger Value App and the BoatsForSale.com platform, the acceleration of the digital transformation and our business, and the growth and expansion of AI, the WizzBanger Value App and the BoatsForSale.com platform.

These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others changes and developments in the technology of our competitors, as well as those contained in the risk factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Glenn Sonoda
investor@twinvee.com